Exhibit 99.1

JANUARY 9, 2003

KLAUS H. MURMANN TO RETIRE FROM SAUER-DANFOSS INC.
Murmann to Continue as Chairman of the Board of Directors

CHICAGO, Illinois, USA, January 9, 2003—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) announced today that Klaus H. Murmann (71) is retiring from his regular employment with the Company, effective January 1, 2003.  Mr. Murmann will continue as Chairman of the Sauer-Danfoss Inc. board of directors.

Mr. Murmann served as Chairman and Chief Executive Officer of Sauer Inc. and its predecessor from its establishment in 1987 until May 3, 2000, when Sauer Inc. merged with Danfoss Fluid Power to become Sauer-Danfoss.  Mr. Murmann has continued in the role of Chairman since the merger.

“It has been exciting for me to see Sauer-Danfoss grow into a global leader in mobile hydraulics,” said Murmann.  “After the merger I continued to play an active role in the business while we established a strong Executive Office, which is now led by David Anderson, President and Chief Executive Officer. I feel now that the time is right for me to step down from my day-to-day activities.  However, I remain as passionate as ever about our Company and its potential, and look forward to continuing to serve as Chairman of the board.”

“Klaus Murmann has been a driving force in the success of Sauer-Danfoss,” commented David Anderson, President and Chief Executive Officer.  “While we will miss his day-to-day involvement with the Company, we will continue to look to his wise counsel as board member and Chairman of Sauer-Danfoss,” said Anderson.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of approximately $950 million, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region. More details online at www.sauer-danfoss.com.

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

For further information please contact: Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com